Exhibit 23.2

Consent of Independent Public Accounting Firm

The Board of Directors

Fortune Brands, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Fortune Brands, Inc. of (i) our report dated October 10, 2005 with respect to the Combined Statements of Net Assets to be Sold of the Allied/Fortune Assets as of July 25, 2005 and August 31, 2004 and the related Combined Statements of Revenue and Direct Expenses for the ten months and 25 day period ended July 25, 2005 and for each of the years in the two-year periods ended August 31, 2004, which report appears in the Form 8-K/A of Fortune Brands, Inc. dated October 12, 2005, and (ii) our report dated February 20, 2006 with respect to the consolidated balance sheet of Fulham Acquisition, Corp. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from July 26, 2005 to December 31, 2005 which report appears in the Form 10-K of Fortune Brands, Inc. dated March 9, 2006 and to the reference under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG Audit Plc

KPMG Audit Plc

Chartered Accountants

London, England

March 29, 2006